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                      August 9, 2021

       Pei Xu
       Chief Financial Officer
       Zhongchao Inc.
       Nanxi Creative Center, Suite 218
       841 Yan   an Middle Road
       Jing   An District, Shanghai, China 200040

                                                        Re: Zhongchao Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2020
                                                            Filed April 30,
2021
                                                            File No. 001-39229

       Dear Ms. Xu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services